FORBEARANCE AGREEMENT

This Forbearance Agreement ("Agreement") is entered into effective as of January 3, 2011, by and between WB QT, LLC, a Delaware limited liability company for itself and as agent for the Lenders (the "Senior Lenders") and Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (the "Borrower").

RECITALS

    The WB QT, LLC, as Agent and other Lenders entered into a Credit Agreement dated as of January 31, 2007 (such Credit Agreement, together with all amendments, the "Credit Agreement").

    The Borrower is indebted to the Senior Lenders under certain convertible promissory notes each issued on April 30, 2010 (collectively, together with all amendments, the "Convertible Notes").

    The Borrower is indebted to the Senior Lenders under a certain Amended and Restated Term B Note issued on May 30, 2008 (the "Term Note B").

    The Borrower is indebted to the Senior Lenders under a certain Term Note dated November 24, 2009 (the "Consent Fee Term Note").

    The Convertible Notes, the Term Note B and the Consent Fee Term Note are sometimes collectively referred to herein as the "Senior Promissory Notes" and the Senior Promissory Notes together with the Credit Agreement and all other agreements, certificates, and documents executed and delivered by Borrower in connection therewith and all amendments and modifications thereto are collectively referred to herein as the "Senior Loan Documents".

    All indebtedness and other sums evidenced by any of the Senior Promissory Notes or owing to Lender under any of the Senior Loan Documents shall collectively be referred to herein as the "Senior Indebtedness".

    On August 3, 2009, the Borrower and Whitebox Advisors, LLC ("Whitebox"), an affiliate of the Senior Lenders, entered into an unconditional commitment letter pursuant to which Whitebox agreed to provide further investments in the Borrower, not to exceed $10,000,000, at the option and request of the Borrower (such commitment letter, together with all amendments, the "Original Commitment").

    On January 3, 2011, for good and valuable consideration the Borrower and Whitebox agreed to terminate the Original Commitment and amend the Credit Agreement to create a new $5,000,000 loan facility pursuant to which Senior Lenders commit to loan Borrower up to $5,000,000 (the "New Facility").

    On October 13, 2010 and October 19, 2010 the Borrower issued senior subordinated promissory notes (collectively, the "Bridge Notes") in connection with the closing of a private placement transaction with certain accredited investors, which Bridge Notes have a scheduled maturity date of December 31, 2010 (the "Bridge Note Maturity Date").

    The Borrower anticipates that it will not have sufficient cash on hand to pay the indebtedness owed under the Bridge Notes on the Bridge Note Maturity Date, which failure to pay on the Bridge Note Maturity Date shall constitute an Event of Default under the Bridge Notes ("Bridge Notes Default").

    Under the terms of the Senior Loan Documents, a Bridge Notes Default constitutes a cross default or event of default under the Senior Loan Documents (the "Specified Default").

    The Borrower has requested that the Senior Lenders agree to forbear, and the Senior Lenders have agreed to forbear, from exercising their rights and remedies with respect to any Specified Default during the Forbearance Period (as defined below) should any Specified Default be determined to have actually occurred, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the above recitals, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby mutually acknowledged, the parties covenant and agree as follows:

AGREEMENT

1. Acknowledgement and Reaffirmation.  The Borrower hereby acknowledges and agrees that:

    (i) the Borrower together with any of Borrower's subsidiaries and affiliates that are parties to any of the Senior Loan Documents (collectively the "Loan Parties") are indebted and liable to the Senior Lenders in the aggregate amount of $20,612,641 as of October 31, 2010 in respect to the Senior Loan Documents inclusive of principal, interest, fees, expenses (including but not limited to attorneys', advisors' and consultants' fees that are reimbursable under the Senior Loan Documents) , and such amounts outstanding under the Senior Loan Documents constitute valid and subsisting obligations of the Borrower to the Senior Lenders that are not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind. The Borrower hereby (i) acknowledges and affirms its obligations under the respective Senior Loan Documents to which it is a party, (ii) acknowledges and affirms the liens created and granted by the Loan Parties in the Senior Loan Documents and (iii) agree that, other than as expressly set forth herein, this Agreement shall in no manner adversely affect or impair such obligations and/or liens; and

(b)          the Senior Lenders do not waive any of the Specified Defaults, except to the extent expressly set forth herein.

2. Forbearance.  Subject to the terms and conditions set forth herein, from the date this Agreement is fully executed and delivered by the parties (the "Effective Date") through the earlier of (a) the date on which the Loan Parties fail to comply with the covenants contained in Section 7 of this Agreement, (b) the date of the commencement by the Borrower of a voluntary bankruptcy, insolvency, reorganization or other similar proceeding or the commencement of any similar non-voluntary case or proceeding with respect to the Borrower that remains undismissed or stayed for a period of 30 days following the date of filing, and (c) 12:00 noon (EST) on April 30, 2011 (the "Forbearance Period"), the Senior Lenders hereby agree to forbear from exercising any and all rights or remedies available under the Senior Loan Documents or applicable law as a result of the Specified Defaults, but only to the extent that such rights and remedies arise solely as a result of the occurrence and continuation of the Specified Defaults; provided, however, that in each case, the Senior Lenders shall be free to exercise any or all rights and remedies arising on account of any Specified Default at the end of the Forbearance Period; provided further, that except as expressly set forth herein, this Agreement shall not operate as a waiver, amendment or modification of the Senior Loan Documents. Notwithstanding anything contained in the Senior Loan Documents or this Agreement to the contrary, the Borrower will be entitled to repay the Bridge Notes (other than with proceeds from the New Facility) during the Forbearance Period and that upon such repayment of the Bridge Notes, the Specified Default will be deemed cured and the Senior Lenders will not be entitled to exercise any rights or remedies by virtue of the Specified Default following the expiration of the Forbearance Period.

3. No Waiver of Rights or Remedies.  The Senior Lenders and the Loan Parties agree that, other than as expressly set forth herein, nothing in this Agreement, or the performance by the Senior Lenders of their obligations hereunder, constitutes or shall be deemed to constitute a waiver of any of the rights or remedies available to the Senior Lenders or the Loan Parties under the Senior Loan Documents or any applicable law, all of which are hereby reserved.

4. Representations and Warranties of the Loan Parties.  The Loan Parties hereby represent and warrant to the Senior Lenders that:

(a)                No Default or Event of Default exists or is expected to arise during the term of the Forbearance Period to the knowledge of the Loan Parties, as of the date hereof (other than the Bridge Notes Default and the Specified Default); and

(b)               The execution, delivery and performance by the Loan Parties of this Agreement has been duly authorized by all necessary corporate or other organizational action, and do not and will not: (i) contravene the terms of any of such Person's organizational documents; (ii) conflict with or result in any breach or contravention of, or result in or require the creation of any Lien under, or require any payment to be made under (A) any contractual obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its subsidiaries or (B) any order, injunction, writ or decree of any governmental authority or any arbitral award to which such Person or its property is subject; or (iii) violate any applicable law.  Except for any filings required by applicable securities laws, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other Person is necessary or required in connection with the execution, delivery or performance by the Loan Parties of this Agreement.

5. Interest.  During the Forbearance Period, the Senior Loan Documents, where relevant, will accrue interest at the "non-default" interest rate and such interest shall be payable in accordance with the terms of the respective Senior Loan Documents.

6. Representation and Warranty of the Agent and the Senior Lenders.  The Agent and the Senior Lenders represent and warrant to the Borrower that no Default or Event of Default exists (or shall exist), to the knowledge of the Agent or such Senior Lender, as of the date hereof (other than the Specified Defaults).

7. Covenants.

    The Loan Parties shall not use the proceeds from the New Facility to repay, in part or in full, any of the Bridge Notes.

    The Loan Parties shall not incur, create, issue, assume or suffer to exist any indebtedness for borrowed money other than indebtedness existing on the Effective Date and indebtedness permitted by the terms of the Senior Loan Documents.

    The Loan Parties shall not incur, create, assume or suffer to exist any lien on any assets or properties of any Loan Party other than (i) liens existing on the Effective Date and (ii) customary liens incurred in the ordinary course of business and otherwise permitted under the Senior Loan Documents.

8. Release.  In partial consideration of the Senior Lenders' willingness to enter into this Agreement, the Loan Parties hereby release the Senior Lenders and the Agent and their officers, affiliates, employees, representatives, agents, financial advisors, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act in connection with the Credit Agreement or any other Senior Loan Document on or prior to the date hereof.

9. Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of a facsimile, pdf or other electronic copy of a signature shall be binding and have the same legal effect as an original signature.

10. Effectiveness.  This Agreement shall become effective upon the execution and delivery of a counterpart hereof by each of the parties hereto to the other party.

11. APPLICABLE LAW.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MINNESOTA.

12. Entirety.  This Agreement and the Senior Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof.  This Agreement together with the Senior Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no oral agreements between the parties.  In the event there is a conflict between this Agreement and the Senior Loan Documents, this Agreement shall control.

13. Severability.  In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

14. Successors and Assigns; Transfers.  This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.  The Senior Lenders may transfer all or any of the Senior Promissory Notes at any time during the Forbearance Period provided that the transferee shall agree in writing with the Borrower, as a condition to such transfer, to be bound by all of the provisions of this Agreement as if they had been original signatories to this Agreement.

15. Notices.  Any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing.  All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first business day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed.

16. Waivers and Amendments.  This Agreement can be waived, modified, amended, or terminated only explicitly in a writing signed by the parties.  A waiver so signed shall be effective only in the specific instance and for the specific purpose given.

17. Captions.  Captions in this Agreement are for reference and convenience only and shall not affect the interpretation or meaning of any provision of this Agreement.

[Signatures appear on following page]

THE PARTIES hereto have executed this Agreement effective the day and year first written above.

SENIOR LENDERS:

WB QT, LLC, a Delaware limited liability company for itself and as agent for the Lenders

By: /s/ Jonathan Wood

Name: Jonathan Wood

Title: Director

BORROWER:

Quantum Fuel Systems Technologies

Worldwide, Inc., a Delaware corporation

By: /s/ W. Brian Olson

Name: W. Brian Olson

Title: Chief Financial Officer